SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 8-K

                          CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(d) OF
                    THE SECURITIES EXCHANGE ACT OF 1934

      Date of report (Date of earliest event reported):  June 16, 2006

                          TRYCERA FINANCIAL, INC.
           (Exact Name of Registrant as Specified in Its Charter)

                                   Nevada
               (State of Other Jurisdiction of Incorporation)


       000-30872                                       33-0910363
(Commission File Number)                    (IRS Employer Identification No.)

170 Newport Center Drive, Suite 210, Newport Beach, CA               92660
(Address of Principal Executive Offices)                           (Zip Code)

Registrant's Telephone Number, Including Area Code:  (949) 273-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [ ]  Written communications pursuant to Rule 425 under the Securities Act

     [ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Appointment of New Director

     (d) On June 16, 2006, the board of directors was increased to five persons and Robert Lang was appointed a director to fill the vacancy created by the increase in the number of directors. Mr. Lang was also appointed to the audit and compensation committees.

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     In connection with his appointment as an outside director, Trycera granted to Mr. Lang options to purchase 25,000 shares of Trycera's common stock; and for accepting appointment to the audit and compensation committees, he received options to purchase a total of 20,000 shares. These ten-year options were issued under Trycera's 2004 Stock Option/Stock Issuance Plan and are exercisable at $1.00 per share, which the board determined to be the fair market value of the stock on the date of the grant. The options vest at the rate of one-quarter of the total options granted at the end of every three months. These securities to be issued to Mr. Lang will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     Mr. Lang has been the Vice-President, Capital Markets for The Irvine Company, LLC, a company developing, acquiring and operating investment properties and residential land development, since August 2000. From April 1998 to July 2000, Mr. Lang was Vice-President, Public Finance for J.P. Morgan Securities, Inc. Mr. Lang received his Bachelor of Arts in Political Economy from University of California at Berkeley in 1989 and his Master's Degree in Public Policy from Harvard University in 1992. Mr. Lang is 37 years old.

     In connection with the appointment of Mr. Lang as a new director, Trycera issued a press release on June 22, 2006, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

     (c)  Exhibits

          99.1 Press Release dated June 22, 2006.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      Trycera Financial, Inc.

Date:  June 22, 2006                  By:  /s/ Bryan Kenyon
                                           Bryan Kenyon, Chief Financial Officer